                                AMF Bowling, Inc.                   Exhibit 12.1
               Computation of Ratio of Earnings to Fixed Charges
                            (in millions of dollars)


                                                                                              AMF Bowling, Inc.
                                                                        ---------------------------------------------------------
                                 Predecessor Company                                                          For the Six Months
                        ------------------------------------------      For the Year ended December 31,         ended June 30,
                         Years Ended December 31,      Four Months      ---------------------------------  ----------------------
                        --------------------------          Ended       Pro Forma          Pro Forma       Pro Forma
                         1993      1994      1995      April 30, 1996     1996(a)  1996(b)  1997(c)  1997   1998(c)   1998   1997
                         ----      ----      ----      --------------     -------  -------  -------  ----   -------   ----   ----
Pre-tax income (loss)
from continuing
operations               $ 97.5    $115.8    $108.9        $  (13.6)     $ (30.4)  $ (28.0) $ (43.6) $(43.6) $(41.3) $(41.3) $(16.4)

Fixed charges:
 Interest expense           5.0       7.4      15.7             4.5        106.2      78.0    115.5   118.4    52.0    53.6    57.5

 Amortization of debt
 issue costs on all
 indebtedness                 -         -         -               -          4.5       3.3      5.5     4.9     1.8     1.6     2.5

Rentals - 33%               4.8       5.0       5.6              2.5         7.0       4.5      8.0     8.0     4.0     4.0     3.3
                         ------    ------    ------         --------      ------     -----    -----  ------     ----   ----- ------
Total fixed charges         9.8      12.4      21.3              7.0       117.7      85.8    129.0   131.3    57.8    59.2    63.3
                         ------    ------    ------         --------      ------     -----    -----  ------    ----   -----  ------
Earnings before income
taxes and fixed charges  $107.3    $128.2    $130.2         $   (6.6)     $ 87.3     $57.8    $85.4   $87.7   $16.5   $17.9   $46.9
                         ======    ======    ======         ========      ======     =====    =====   =====   =====   =====  ======
Ratio of earnings to
fixed charges              11.0      10.3       6.1             (0.9)        0.7       0.7      0.7     0.7     0.3     0.3     0.7
                         ======    ======    ======         ========      ======     =====    =====   =====   =====   =====  ======
Deficiency of earnings
to fixed charges         $    -    $    -    $    -         $  (13.6)     $(30.4)   $(28.0)  $(43.6) $(43.6) $(41.3) $(41.3) $(16.4)
                         ======    ======    ======         ========      ======     =====    =====   =====    =====  =====  ======

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(a) Represents results of operations from January 1, 1996 through December 31,
    1996 on a pro forma basis.
(b) For the period from the inception date of January 12, 1996 through December
    31, 1996, which includes the results of operations of the acquired business from May 1, 1996 through December 31, 1996.
(c) Represents earnings to fixed charges for the year ended December 31, 1997, and for the three months ended March 31, 1998, based on the historical results of operations for the periods presented and adjusted for the interest expense as a result of using the proceeds of the Offering to repay senior bank debt, with weighted average borrowing rates of 8.75% and 7.68% for the year ended December 31, 1997 and the three months ended March 31, 1998, respectively, as if the Offering had occurred as of the beginning of the periods presented.